                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  March 10, 1999



                        ICF KAISER INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


   Delaware                    File No. 1-12248           54-1437073
(State or other                (Commission File         (IRS Employer
jurisdiction of                Number)                 Identification No.)
incorporation)


                               9300 Lee Highway
                         Fairfax, Virginia  22031-1207
         (Address of principal executive offices, including zip code)


                                 703-934-3600
             (Registrant's telephone number, including area code)
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Item 5.   Other events
          ------------

Press release dated March 8, 1999
---------------------------------

In a press release dated March 8, 1999,  ICF Kaiser International, Inc. (NYSE:
ICF) announced that it has signed a letter of intent with CM Equity Partners, L.P., (CMEP) an equity investment firm based in New York City, to sell the ICF Kaiser Consulting Group for $75 million to CMEP and the group's management. Pending due diligence and the execution of a definitive purchase agreement, CMEP and Consulting Group management will convert the group into a new, independent company, which will remain headquartered in Fairfax, Virginia. The transaction is expected to be completed by mid-year 1999.

"The Consulting Group management is pleased to join with CMEP in this agreement," said Sudhakar Kesavan, President of the ICF Kaiser Consulting Group. "During and after the formation of the new company, we will continue to serve clients at the same high level of excellence that has made us consulting-industry leaders in our core areas of consulting expertise: energy and utility industries, information management, environment, and economic and community development. This agreement will also provide us with the resources to further strengthen our already significant presence with commercial clients."

CMEP Managing Partner Peter Schulte said that they "are very pleased to be backing ICF Consulting's management team in this acquisition."

The Consulting Group, one of ICF Kaiser's three operating groups, provides management consulting and software and database products to industry and government clients. In addition to its Fairfax, Virginia headquarters, the Consulting Group has eight other offices across the United States, as well as international offices in Toronto, Melbourne, and Moscow.

CM Equity Partners, L.P. is a private equity investment fund, affiliated with Carl Marks & Co., Inc., focusing on the acquisition of middle-market manufacturing, distribution, and service companies. CMEP's investors are primarily large U.S. institutions from the insurance, banking, and commercial finance sectors. CMEP and its principals have completed numerous investments in a broad range of industries, with successful transactions for independent professional services companies serving the U.S. Federal services market including AverStar, Inc. and Resource Consultants, Inc.


Press release dated March 9, 1999
---------------------------------

In a press release dated March 9, 1999, ICF Kaiser International, Inc., (NYSE:
ICF) announced that it has signed a definitive purchase agreement for the assets of its Environment and Facilities Management (EFM) Group with The IT Group formerly known as International Technology Corporation for $82 million. The sale/acquisition has been approved by the ICF Kaiser Board of Directors and by The IT Group Board of Directors, respectively.

The sale is subject to certain conditions, including the completion of financing arrangements by The IT Group and receiving required clearances under Hart-Scott-Rodino. Closing is expected in April.

The Environment and Facilities Management Group undertakes major environmental, program management, and technical support contracts for U.S. Government agencies, particularly the U.S. Departments of Energy, Defense, and NASA, as well as for private-sector environmental clients. The acquisition does not include ICF Kaiser's interest in Kaiser-Hill Company, LLC, the prime contractor for DOE's Rocky Flats Environmental Technology Site. EFM has a staff of about 500, and reported gross revenue of $104 million in 1998.

"The Company is working closely with The IT Group to make certain there is a smooth and uninterrupted transition for EFM's customers," said Chairman of the Board Tony Coelho.

Coelho also said the sale of EFM is an outgrowth of the activities of the Board's Special Committee, which was directed late last year to consider a wide range of strategic alternatives for the Company.

"We're pleased and proud of the work that has been done by EFM's managers and employees, and the value of this transaction reflects that work," said Keith Price, President and CEO of ICF Kaiser International, Inc.


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

Price, addressing both today's release and the release yesterday announcing the sale of the Company's Consulting Group, also said, "The Engineers and Constructors Group will be the Company's primary group. Our engineering and construction operations are strong, and we continue to pursue and win new work."

"The Engineers and Constructors Group has an 85-year tradition of excellence and commitment to quality," Price continued. "With the sale of both the Consulting Group and the Environment and Facilities Management Group, the Company is moving forward by strengthening and concentrating on its core competencies of engineering and construction in the microelectronics facilities, metals, transit, process, and industrial sectors."

The IT Group, Inc. is a leading diversified services company, with more than 6,300 employees in more than 80 offices, offering a full range of consulting, facilities management, engineering and construction, and remedial services. The IT Group's common stock and depositary shares are traded on the New York Stock Exchange under the symbol ITX and ITXpr, respectively.


                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ICF KAISER INTERNATIONAL, INC.
                                    (Registrant)


                                      /s/ Timothy P. O'Connor
                                    ---------------------------
                                    Timothy P. O'Connor
                                    Senior Vice President and
                                    Chief Financial Officer

Date:  March 10, 1999


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